Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is made and entered into effective the ___ day of February, 2010 by and among Core Equity Group LLC, with its offices located at 501 Madison Avenue, Suite 501, New York, New York 10022 (the “Consultant”), Jon Buttles, an individual and a principal of the Consultant (the “Executive”), and Advance Nanotech, Inc., with its offices located at 400 Rella Boulevard, Suite 160, Montebello, New York 10901 (the “Company”).

The Company desires to have the Consultant provide the Company with the management services described more fully herein, the Consultant desires to provide such services and the Executive is willing to serve the Company in the capacities described more fully herein.

It is therefore agreed as follows:

1.      Management Services.

(a)      The Consultant shall provide the Company with the management services (collectively, the “Services”) of an individual to serve as (i) a member for the Company’s Board of Directors (the “Board”), (ii) the Principal Executive Officer of the Company reporting to the Board and (iii) the Principal Financial Officer of the Company reporting to the Board.

(b)      Unless and until the Company and the Consultant determine otherwise, the Executive shall be the individual to serve as the director on the Board, the Principal Executive Officer and the Principal Financial Officer of the Company pursuant to this Agreement.  The Executive hereby consents to serve in such capacities, accepts such management responsibility and agrees to render his services hereunder fully, faithfully and to the best of his ability subject to the direction of the Board.

(c)      The Company shall provide the Consultant and the Executive with such financial and administrative support as either of them may reasonably request in connection with the performance of the services.

(d)      The Company agrees to nominate the Executive for election to the Board by the Company’s stockholders and for election as an officer of the Company by the Board.

(e)      In such capacity, the Executive shall provide reports to the Board on issues, resolutions and strategy regularly for review by the Board at scheduled meetings

2.      Term and Termination.  Unless earlier terminated as provided herein below, the term for the Consultant’s providing the Services under this Agreement shall commence on the date hereof, shall continue for a period of twelve (12) months and shall thereafter continue on a month to month basis with the mutual agreement of the parties.  The Company shall have the right to terminate this Agreement (i) at any time effective immediately upon delivery of notice to the Consultant if such termination is for Cause or is because of the Executive’s death, resignation or failure to be reelected to the Board or as an officer of the Company and (ii) at any time upon sixty (60) days’ notice if such termination without Cause.  The Consultant and the Executive shall have the right to terminate at any time effective immediately upon delivery of notice.  Upon termination, the Company shall pay the Consultant all amounts for the Services performed and the unpaid expenses incurred through the effective termination date.  As used herein, “Cause” means (i) the conviction of the Executive of a felony or of any criminal act involving moral turpitude, (ii) the Executive’s deliberate or recurrent refusal to perform duties reasonably requested by the Board, (iii) intentional fraud or embezzlement, (iv) violation of the Federal securities laws, (v) gross misconduct or gross negligence in connection with the performance of the Executive’s duties, or (vi) a material breach of any term or condition of this Agreement and the failure by the Consultant or the Executive to cure any such breach within 15 days after receipt of written notice from the Company describing such breach in reasonable detail and identifying such occurrence or circumstance as Cause hereunder.

3.      Compensation.  In consideration for providing the Services, the Company shall pay the Consultant as follows:

(a)      cash consideration of $7,500 per month with the first payment to be made upon full execution of this Agreement and the second payment on March 1, 2010 and each subsequent payment made on the first of the month thereafter;

(b)      equity consideration of 25,000 shares of the Company’s common stock per month, beginning upon execution of this Agreement; and

Notwithstanding the foregoing, in the event the Consultant or the Executive find that they are spending more or less time than the anticipated in performing the Services, the Consultant and the Company shall renegotiate the compensation to be paid the Consultant hereunder.

4.      Expenses.  The Company shall reimburse the Consultant in accordance with Company’s regular policy for all reasonable expenses incurred by the Consultant in connection with the performance of the Services upon presentation of appropriate documentation covering those expenses.

5.      Confidentiality.  The Consultant and the Executive acknowledge that each of them will have access to information of a nature not generally disclosed to the public. Each of them agrees throughout the term of this Agreement and thereafter to keep confidential and not disclose to anyone, unless legally compelled to do so, such information as the Company deems confidential and proprietary, including without limitation the Company’s business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists and all other documentation, business knowledge, data, material, property and supplier lists and developments owned, possessed or controlled by the Company.  Such confidential information may or may not be designated as confidential or proprietary and may be in oral, written or electronic format.  Upon termination of this Agreement, the Consultant and the Executive shall, at Company’s option, either return to the Company or destroy all of the Company’s confidential and proprietary information in its possession and promptly certify in writing that it has done so.

6.      Indemnification.  The Company agrees to indemnify the Consultant and the Executive in accordance with the indemnification provisions attached to this Agreement as Annex A and incorporated herein and made a part thereof.

7.      Miscellaneous.

(a)      Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally, mailed by registered or certified mail, return receipt requested, delivered by overnight courier or faxed (with confirmation receipt report) to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

If to the Company: Advance Nanotech, Inc. Attn: Board of Directors 400 Rella Boulevard, Ste 160 Montebello, NY 10901	If to the Consultant or the Executive: Core Equity Group LLC Attn: Jon Buttles 501 Madison Avenue, Ste 501 New York, NY 10022

(b)      The relationship between the Consultant and the Company is that of independent contractors.  The Executive, the Consultant and the Consultant’s other employees are independent consultants to the Company and not employees of Company.  Neither the Executive nor the Consultant nor any of the Consultant’s other employees shall be eligible for any benefits made available to employees of the Company.

(c)      This Agreement contains, and is intended as, a complete statement of all the terms of the arrangements among the parties with respect to this subject matter, supersedes all previous agreements and understandings with respect to those matters, and cannot be changed except by an agreement in writing signed by the parties.

(d)      This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in New York and each party submits to the jurisdiction and venue of the courts situated in New York.

(e)      The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term of any other term of this Agreement.  Any waiver must be in writing.

(f)      The parties acknowledge that this Agreement contemplates certain personal services of the Consultant and the Executive and accordingly neither this Agreement nor any of the obligations of the Consultant or its employees including the Executive may be assigned or delegated without Company’s prior consent.

CORE EQUITY GROUP LLC	ADVANCE NANOTECH, INC.
By: /s/ Jon Buttles Name: Jon Buttles Title: Managing Partner Date: February 23, 2010	By: /s/ Peter Rugg Name: Peter Rugg Title: Director Date: February 23, 2010
JON BUTTLES
By: /s/ Jon Buttles Name: Jon Buttles Title: Individual Date: February 23, 2010

Annex A

INDEMNIFICATION PROVISIONS

Advance Nanotech, Inc. (the “Company”), agrees to indemnify and hold harmless Core Equity Group LLC (“Consultant”) and Jon Buttles (“Executive”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Consultant or Executive is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Consultant’s or Executive’s acting for the Company, including, without limitation, any act or omission by Consultant or Executive in connection with its acceptance of or the performance or non-performance of its obligations under the Management Services Agreement dated as of February __, 2010 by and among Consultant, Executive and the Company, as it may be amended from time to time (the “Agreement”); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the bad faith or willful misconduct of Consultant or Executive. The Company also agrees that Consultant and Executive shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Consultant or Executive, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Consultant or Executive’s bad faith or willful misconduct.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Consultant or Executive or the persons indemnified below in this sentence and shall extend to the Consultant, its affiliated entities, managers, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws).  All references to Consultant in these Indemnification Provisions shall be understood to include any and all of the foregoing including Executive.

If any action, suit, proceeding, or investigation is commenced, as to which Consultant or Executive proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Consultant or Executive to notify the Company shall not relieve the Company from its obligations hereunder.  Consultant and Executive shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the reasonable fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against Consultant and/or Executive made with the Company’s written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of Consultant and/or Executive, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Consultant and Executive of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Consultant and Executive, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Consultant and Executive, on the other hand, and also the relative fault of the Company, on the one hand, and Consultant and Executive on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, Consultant and Executive shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Consultant and/or Executive pursuant to the Agreement.

Neither termination nor completion of the engagement of Consultant and Executive referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.